Exhibit 10.1

Southern First Bank

Salary Continuation Agreement

            This Salary Continuation Agreement (this “Agreement”) is made and entered into as of the 30th day of  September, 2013, by and between Southern First Bank, a South Carolina-chartered bank (the “Bank”), and Michael D. Dowling, its Executive Vice President and Chief Financial Officer (the “Executive”).

            Whereas, the Executive has contributed substantially to the success of the Bank and the Bank desires that the Executive continue in its employ,

            Whereas, to encourage the Executive to remain an employee of the Bank, the Bank is willing to provide salary continuation benefits to the Executive, payable from the Bank’s general assets,

            Whereas, the parties hereto intend that this Agreement shall be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and to be considered a non-qualified benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  The Executive is fully advised of the Bank’s financial status.

            Now Therefore, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Bank hereby agree as follows.

Article 1

 Definitions

            The following words and phrases used in this Agreement have the meanings specified.

            1.1       “Accrual Balance” means the liability that should be accrued by the Bank under generally accepted accounting principles (“GAAP”), as consistently applied in accordance with past practices at the Bank, for the Bank’s obligation to the Executive under this Agreement.

            1.2       “Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive, determined according to Article 4.

            1.3       “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

            1.4       “Change in Control” shall mean any one of the following events occurs, provided the event constitutes a change in control within the meaning of Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, and provided the occurrence of the event is objectively determinable and does not require the exercise of judgment or discretion on the part of the Plan Administrator or any other person –

                        (a)        the individuals who, as of the date of this Agreement, are members of the Board of Directors of Southern First Bancshares, Inc., of which the Bank is a wholly owned subsidiary (the “Incumbent Board”) cease for any reason during any twelve (12) -month period to constitute more than fifty percent (50%) of the Board of Directors of Southern First Bancshares, Inc.; provided, however, that if the election, or nomination for election by Southern First Bancshares, Inc.’s shareholders, of any new director was approved in advance by a vote of more than fifty percent (50%) of the then existing Board of Directors of Southern First Bancshares, Inc., such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board;

(b)        acquisitions during a twelve (12) – month period ending on the date of the most recent acquisition by such Person (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Exchange Act, specifically excluding a transfer to a subsidiary of Southern First Bancshares, Inc.) of any voting securities of Southern First Bancshares, Inc. (the “Voting Securities”) by any Person immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-five percent (35%) or more of the combined voting power of Southern First Bancshares, Inc.'s then outstanding Voting Securities; or

(c)        acquisitions of the assets of Southern First Bancshares, Inc. that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value (as the term “gross fair market value” is used for purposes of Section 1.409A-3(g)(5)(vi) of the Code) of all of the assets of Southern First Bancshares, Inc. immediately prior to such acquisitions by any Person during a twelve (12) – month period ending on the date of the most recent acquisition.

            1.5       “Code” means the Internal Revenue Code of 1986, as amended, and rules, regulations, and guidance of general application issued thereunder by the Department of the Treasury.

            1.6       “Disability” means because of a medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of at least twelve (12) months, (x) the Executive is unable to engage in any substantial gainful activity, or (y) the Executive is receiving income replacement benefits for a period of at least three (3) months under an accident and health plan of the employer.  Medical determination of disability may be made either by the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank.  Upon request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or provider’s determination.

            1.7       “Early Termination” means Separation from Service before Normal Retirement Age for reasons other than death, Disability, Termination for Cause, or after a Change in Control.

            1.8       “Effective Date” means September 30, 2013.

            1.9       “Intentional” does not mean an act or failure to act on the part of the Executive if it was due primarily to an error in judgment or negligence.  An act or failure to act on the Executive’s part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interests of the Bank.

            1.10     “Normal Retirement Age” means the Executive’s 65th birthday.

            1.11     “Plan Administrator” or “Administrator” means the plan administrator described in Article 8.

            1.12     “Plan Year” means a twelve (12) - month period commencing on January 1 and ending on December 31 of each year.  The initial Plan Year shall commence on the Effective Date of this Agreement.

            1.13     “Separation from Service” means the Executive’s service as an executive or independent contractor to the Bank and any member of a controlled group, as defined in Code section 414, terminates for any reason, other than because of a leave of absence approved by the Bank or the Executive’s death.  For purposes of this Agreement, if there is a dispute about the employment status of the Executive or the date of the Executive’s Separation from Service, such status will be determined in compliance with Section 409A of the Code, specifically Reg. § 1.409A-1(h).

            1.14     “Termination for Cause” and “Cause” shall have the meaning specified in any effective severance or employment agreement existing on the date hereof or hereafter entered into between the Executive and the Bank and/or Southern First Bancshares, Inc.  If the Executive is not a party to a severance or employment agreement containing a definition for termination for cause, Termination for Cause, for purposes of this Agreement, means the Bank and/or Southern First Bancshares, Inc. terminates the Executive’s employment for any of the following reasons –

                        (a)        the Executive’s gross negligence or gross neglect of duties or intentional and material failure to perform stated duties after written notice thereof, or

                        (b)        disloyalty or dishonesty by the Executive in the performance of the Executive’s duties, or a breach of the Executive’s fiduciary duties for personal profit, in any case whether in the Executive’s capacity as a director or officer, or

                        (c)        intentional wrongful damage by the Executive to the business or property of the Bank or Southern First Bancshares, Inc. or any of its affiliates, including without limitation the reputation of the Bank or Southern First Bancshares, Inc., which in the judgment of the Bank or Southern First Bancshares, Inc. causes material harm to the Bank or Southern First Bancshares, Inc. or any of its affiliates, or

                        (d)        a willful violation by the Executive of any applicable law or significant policy of the Bank or Southern First Bancshares, Inc. or any of its affiliates that, in the Bank’s or Southern First Bancshares, Inc.’s judgment, results in an adverse effect on the Bank or Southern First Bancshares, Inc. or any of its affiliates, regardless of whether the violation leads to criminal prosecution or conviction.  For purposes of this Agreement, applicable laws include any statute, rule, regulatory order, statement of policy, or final cease-and-desist order of any governmental agency or body having regulatory authority over the Bank or Southern First Bancshares, Inc., or

                        (e)        the occurrence of any event that results in the Executive being excluded from coverage, or having coverage limited for the Executive as compared to other executives of the Bank or Southern First Bancshares, Inc., under the Bank’s or Southern First Bancshares, Inc.’s blanket bond or other fidelity or insurance policy covering its directors, officers, or employees, or

                        (f)        the Executive is removed from office or permanently prohibited from participating in the Bank’s or Southern First Bancshares, Inc.’s affairs by an order issued under section 8(e)(4) or section 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), or

                        (g)        conviction of the Executive for or plea of no contest to a felony or conviction of or plea of no contest to a misdemeanor involving moral turpitude, or the actual incarceration of the Executive for forty-five (45) consecutive days or more.

Article 2

Lifetime with a Fifteen (15) – Year Term Certain Benefits Period

            2.1       Normal Retirement Benefit.  Unless Separation from Service or a Change in Control occurs before Normal Retirement Age, when the Executive attains the Normal Retirement Age the Bank shall pay to the Executive the benefit described in this section 2.1 instead of any other benefit under this Agreement.  If the Executive’s Separation from Service thereafter is a Termination for Cause or if this Agreement terminates under Article 5, no further benefits shall be paid.

            2.1.1    Amount of Benefit. The annual benefit under this section 2.1 is One Hundred Fifty Thousand & No/100 ($150,000) Dollars.

            2.1.2    Payment of Benefit.  The Bank shall pay the annual benefit to the Executive in twelve (12) equal monthly installments payable on the first (1st) day of each month, beginning with the month immediately after the month in which the Executive attains the Normal Retirement Age.  The Normal Retirement annual benefit shall be paid to the Executive for the Executive’s lifetime with a fifteen (15) – year term certain period.

            2.2       Early Termination Benefit.  Provided the Executive shall have been continuously employed by the Bank for five (5) consecutive years from his hire date of March 17, 2011 when Early Termination occurs, upon such Early Termination the Bank shall pay to the Executive the benefit described in this section 2.2 instead of any other benefit under this Agreement.  The Executive and the Executive’s Beneficiary shall be entitled to no benefits whatsoever under this Agreement if Early Termination occurs before the Executive shall have been continuously employed by the Bank for five (5) consecutive years from his hire date of March 17, 2011; provided, however, all of the Executive’s benefits under this section 2.2 shall be forfeited if at any time from the date of the Executive’s Early Termination and for a period of one (1) year thereafter, the Executive (without the prior written consent of the Bank) competes with the Bank or Southern First Bancshares, Inc. or any of its subsidiaries, directly or indirectly, by engaging in forming, by serving as an organizer, director, officer of, employee or agent, or consultant to, or by acquiring or maintaining more than a one percent (1%) passive investment in, a depository financial institution or holding company thereof if such depository financial institution or holding company has or establishes one (1) or more offices or branches which are located within thirty (30) miles of any office or branch of the Bank in existence at the date of the Executive’s Early Termination.

            2.2.1    Amount of Benefit.  The annual benefit under this section 2.2 is calculated by taking the Accrual Balance existing at the end of the month immediately before the month in which Separation from Service occurs, compounding this Accrual Balance forward to the Executive’s Normal Retirement Age taking into account interest at the discount rate or rates established by the Plan Administrator, and amortizing this resulting amount over the period specified in section 2.2.2 beginning with the Executive’s Normal Retirement Age.

            2.2.2    Payment of Benefit.   The Bank shall pay the annual benefit to the Executive in twelve (12) equal monthly installments payable on the first (1st) day of each month, beginning with the later of (x) the seventh (7th) month after the Executive’s Separation from Service, or (y) the month immediately after the month in which the Executive attains the Normal Retirement Age.  The annual benefit shall be paid to the Executive for the Executive’s lifetime with a fifteen (15) – year term certain period.

            2.3       Disability Benefit.  Upon Separation from Service because of Disability before Normal Retirement Age, the Bank shall pay to the Executive the benefit described in this section 2.3 instead of any other benefit under this Agreement.

            2.3.1    Amount of Benefit.   The annual benefit under this section 2.3 is calculated by taking the Accrual Balance existing at the end of the month immediately before the month in which Separation from Service occurs, compounding this Accrual Balance forward to the Executive’s Normal Retirement Age taking into account interest at the discount rate or rates established by the Plan Administrator, and amortizing this resulting amount over the period specified in section 2.3.2 beginning with the Executive’s Normal Retirement Age.

            2.3.2    Payment of Benefit.  Beginning with the later of (x) the seventh (7th) month after the Executive’s Separation from Service, or (y) the month immediately after the month in which the Executive attains the Normal Retirement Age, the Bank shall pay the Disability benefit to the Executive in twelve (12) equal monthly installments on the first (1st) day of each month.  The annual benefit shall be paid to the Executive for the Executive’s lifetime with a fifteen (15) – year term certain period.

            2.4       Change-in-Control Benefit.  If a Change in Control occurs after the date of this Agreement but before Normal Retirement Age and before Separation from Service, the Bank shall pay to the Executive the benefit described in this section 2.4 instead of any other benefit under this Agreement and the Bank shall exercise its discretion to terminate this Agreement.

            2.4.1    Amount of Benefit.  The benefit under this section 2.4 is the amount equal to the Executive’s Accrual Balance at the Executive’s Normal Retirement Age, without additional discount for the time value of money.

            2.4.2    Payment of Benefit.  The Bank shall pay the Change-in-Control benefit under section 2.4 of this Agreement to the Executive in one lump-sum within three (3) days after the Change in Control.  Payment of the Change-in-Control benefit shall fully discharge the Bank from all obligations under this Agreement, except the legal fee reimbursement obligation under section 7.13.

            2.5       Lump-sum Payment of Normal Retirement Benefit, Early Termination Benefit, or Disability Benefit Being Paid to the Executive when a Change in Control Occurs.  If a Change in Control occurs at any time during the salary continuation benefit payment period and if when the Change in Control occurs the Executive is receiving the benefit provided by sections 2.1.2, 2.2.2, or 2.3.2, the Bank shall pay the present value, calculated at the discount rate or rates established by the Plan Administrator, of the remaining salary continuation benefits to the Executive in a single lump-sum within three (3) days after the Change in Control.

            2.6       Contradiction Between the Agreement and Schedule A.  Schedule A attached hereto and incorporated herein contains sample calculations of the Executive’s potential benefits under the various sections of this Agreement, using certain assumptions as detailed in the attached Schedule A.  These calculations are for illustrative and informational purposes only and are subject to change due to changes in the assumptions from time to time, such as changes in the assumed discount rate, variations between the assumed timing of certain payments and events and the eventual actual timing of such payments and events, and other factors.  If there is a contradiction between the terms of this Agreement and Schedule A concerning the actual amount of a particular benefit amount due the Executive under this Agreement, then the actual amount of the benefit as set forth in this Agreement shall control.  If the Plan Administrator changes the discount rate employed for purposes of calculating the Accrual Balance, the Plan Administrator shall prepare or cause to be prepared a revised Schedule A, which shall supersede and replace any and all Schedules A previously prepared under or attached to this Agreement.

            2.7       Savings Clause Relating to Compliance with Code Section 409A.  Despite any contrary provision of this Agreement, if when the Executive’s employment terminates the Executive is a specified employee, as defined in Code section 409A, and if any payments under Article 2 of this Agreement will result in additional tax or interest to the Executive because of section 409A, the Executive will not be entitled to the payments under Article 2 until the earliest of (x) the date that is at least six (6) months after termination of the Executive’s employment for reasons other than the Executive’s death, (y) the date of the Executive’s death, or (z) any earlier date that does not result in additional tax or interest to the Executive under section 409A.  If any provision of this Agreement would subject the Executive to additional tax or interest under section 409A, the Bank shall reform the provision.  However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Bank shall not be required to incur any additional compensation expense as a result of the reformed provision.

            2.8       One Benefit Only.  Despite anything to the contrary in this Agreement, the Executive and Beneficiary are entitled to one benefit only under this Agreement, which shall be determined by the first event to occur that is dealt with by this Agreement.  Except as provided in section 2.5 or Article 3, subsequent occurrence of events dealt with by this Agreement shall not entitle the Executive or Beneficiary to other or additional benefits under this Agreement.

Article 3

Death Benefits

            3.1       Death during Active Service.  Except as provided in section 5.2, if the Executive dies in active service to the Bank before Normal Retirement Age, the Executive’s Beneficiary shall be entitled to:

            3.1.1    Amount of Benefit.  The benefit under this section 3.1 is an amount equal to the Executive’s Accrual Balance at the time of the Executive’s death.

            3.1.2    Payment of Benefit.  The Bank shall pay the Death during Active Service benefit to the Executive’s Beneficiary within sixty (60) days of the Executive’s death.

3.2       Death before any Separation from Service but after Normal Retirement Age and before the End of the Fifteen (15) – Year Term Certain Period.  If the Executive dies before any Separation from Service and the Executive is receiving the Executive’s normal retirement benefit provided by section 2.1, but the Executive has not received the Executive’s normal retirement benefit for the full fifteen (15) – year term certain period, the Executive’s Beneficiary shall be entitled to:

3.2.1    Amount and Payment of Benefit.   At the Bank’s sole discretion upon the Executive’s death, the benefit under this section 3.2 shall be either: (i) the present value, calculated at the discount rate or rates established by the Plan Administrator, at the Executive’s death of the Executive’s remaining salary continuation benefits as determined under section 2.1, paid to the Executive’s Beneficiary in a lump-sum within sixty (60) days of the Executive’s death; or (ii) the Executive’s remaining salary continuation benefits as determined under section 2.1, paid to the Executive’s Beneficiary at the times specified in section 2.1; provided, however, that no benefits under this Agreement shall be paid or payable to the Executive or the Executive’s Beneficiary if this Agreement is terminated under Article 5.

            3.3       Death after Separation from Service before Normal Retirement Age.  If the Executive dies after Separation from Service and the Executive is entitled to the Early Termination benefit provided by section 2.2 or the Disability benefit provided by section 2.3, but has not started receiving such benefits because the Executive has not reached the Normal Retirement Age, the Executive’s Beneficiary shall be entitled to:

3.3.1    Amount of Benefit.   The lump-sum benefit under this section 3.3 is the present value, calculated at the discount rate or rates established by the Plan Administrator, at the Executive’s death of the Accrual Balance which existed at the end of the month immediately before the month in which Separation from Service occurred, after compounding this Accrual Balance forward to the Executive’s Normal Retirement Age taking into account interest at the discount rate or rates established by the Plan Administrator.  Assuming the two discount rates referred to in the previous sentence are the same, the resulting lump-sum benefit under this section 3.3 would be the Executive’s Accrual Balance which existed at the end of the month immediately before the month in which Separation from Service occurred; provided, however, that no benefits under this Agreement shall be paid or payable to the Executive or the Executive’s Beneficiary if this Agreement is terminated under Article 5.

3.3.2    Payment of Benefit.  The Bank shall pay the Death after Separation from Service before Normal Retirement Age lump-sum benefit to the Executive’s Beneficiary within sixty (60) days of the Executive’s death.

3.4       Death after Separation from Service after Normal Retirement Age.  If the Executive dies after Separation from Service and the Executive is receiving the normal retirement benefit provided by section 2.1, the Early Termination benefit provided by section 2.2, or the Disability benefit provided by section 2.3, the Executive’s Beneficiary shall be entitled to:

3.4.1    Amount and Payment of Benefit.   At the Bank’s sole discretion upon the Executive’s death, the benefit under this section 3.4 shall be either: (i) the present value, calculated at the discount rate or rates established by the Plan Administrator, at the Executive’s death of the Executive’s remaining salary continuation benefits as determined under section 2.1, 2.2, or 2.3, as applicable, paid to the Executive’s Beneficiary in a lump-sum within sixty (60) days of the Executive’s death; or (ii) the Executive’s remaining salary continuation benefits as determined under section 2.1, 2.2, or 2.3, as applicable, in the amounts specified in the applicable section, paid to the Executive’s Beneficiary at the times specified in the applicable section; provided, however, that no benefits under this Agreement shall be paid or payable to the Executive or the Executive’s Beneficiary if this Agreement is terminated under Article 5.

Article 4

Beneficiaries

            4.1       Beneficiary Designations.  The Executive shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Agreement upon the death of the Executive.  The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Bank in which the Executive participates.

            4.2       Beneficiary Designation: Change.  The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent.  The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved.  The Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time.  Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled.  The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive’s death.

            4.3       Acknowledgment.  No designation or change in designation of a Beneficiary shall be effective until received, accepted, and acknowledged in writing by the Plan Administrator or its designated agent.

            4.4       No Beneficiary Designation.  If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary.  If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive’s estate.

            4.5       Facility of Payment.  If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person.  The Bank may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit.  Distribution shall completely discharge the Bank from all liability for the benefit.

Article 5

General Limitations

            5.1       Termination for Cause.  Despite any contrary provision of this Agreement, the Bank shall not pay any benefit under this Agreement and this Agreement shall terminate if Separation from Service is the result of Termination for Cause.

            5.2       Suicide or Misstatement.  The Bank shall not pay any benefit under this Agreement and the Beneficiary shall be entitled to no benefits if the Executive commits suicide within two (2) years after the date of this Agreement or if the Executive makes any material misstatement of fact on any application or resume provided to the Bank or on any application for benefits provided by the Bank.

            5.3       Removal.  If the Executive is removed from office or permanently prohibited from participating in the Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

            5.4       Default.  Despite any contrary provision of this Agreement, if the Bank is in “default” or “in danger of default,” as those terms are defined in section 3(x) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x), all obligations under this Agreement shall terminate.

            5.5       FDIC Open-Bank Assistance.  All obligations under this Agreement shall terminate, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, when the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Federal Deposit Insurance Act section 13(c).  12 U.S.C. 1823(c).  Rights of the parties that have already vested shall not be affected by such action, however.

5.6       FDIC Troubled Condition Designation.  In the event that the Bank is deemed by Federal Deposit Insurance Corporation to be in troubled condition as defined in 12 C.F.R. Section 303.101(c), any payment to be paid pursuant to this Agreement will be made only as permitted by applicable federal regulations.

Article 6

Claims and Review Procedures

            6.1       Claims Procedure.  A person or beneficiary (“claimant”) who has not received benefits under this Agreement that he or she believes should be paid shall make a claim for such benefits as follows –

            6.1.1    Initiation – Written Claim.  The claimant initiates a claim by submitting to the Administrator a written claim for the benefits.  If the claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after the notice was received by the claimant.  All other claims must be made within one-hundred eighty (180) days after the date of the event that caused the claim to arise.  The claim must state with particularity the determination desired by the claimant.

            6.1.2    Timing of Bank Response.  The Bank shall respond to the claimant within ninety (90) days after receiving the claim.  If the Bank determines that special circumstances require additional time for processing the claim, the Bank may extend the response period by an additional ninety (90) days by notifying the claimant in writing before the end of the initial ninety (90) - day period that an additional period is required.  The notice of extension must state the special circumstances and the date by which the Bank expects to render its decision.

            6.1.3    Notice of Decision.  If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of the denial.  The Bank shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth –

                                                            6.1.3.1             the specific reasons for the denial,

                                                            6.1.3.2             a reference to the specific provisions of the Agreement on which the denial is based,

                                                            6.1.3.3             a description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

                                                            6.1.3.4             an explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

                                                            6.1.3.5             a statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

            6.2       Review Procedure.  If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows –

            6.2.1    Initiation – Written Request.  To initiate the review, the claimant, within sixty (60) days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

            6.2.2    Additional Submissions – Information Access.  The claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim.  The Bank shall also provide the claimant, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

            6.2.3    Considerations on Review.  In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination.

            6.2.4    Timing of Bank Response.  The Bank shall respond in writing to the claimant within sixty (60) days after receiving the request for review.  If the Bank determines that special circumstances require additional time for processing the claim, the Bank may extend the response period by an additional sixty (60) days by notifying the claimant in writing before the end of the initial sixty (60) - day period that an additional period is required.  The notice of extension must state the special circumstances and the date by which the Bank expects to render its decision.

            6.2.5    Notice of Decision.  The Bank shall notify the claimant in writing of its decision on review.  The Bank shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth –

                                                            6.2.5.1             the specific reason for the denial,

                                                            6.2.5.2             a reference to the specific provisions of the Agreement on which the denial is based,

                                                            6.2.5.3             a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

                                                            6.2.5.4             a statement of the claimant’s right to bring a civil action under ERISA section 502(a).

Article 7

Miscellaneous

            7.1       Amendments and Termination.  Subject to section 7.15 of this Agreement, this Agreement may be amended solely by a written agreement signed by the Bank and by the Executive, and except for termination occurring under Article 5 this Agreement may be terminated solely by a written agreement signed by the Bank and by the Executive.

            7.2       Binding Effect.  This Agreement shall bind the Executive, the Bank, and their beneficiaries, survivors, executors, successors, administrators, and transferees.

            7.3       No Guarantee of Employment.  This Agreement is not an employment policy or contract.  It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive.  It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

            7.4       Non-Transferability.  Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

            7.5       Successors; Binding Agreement.  The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Bank, by an assumption agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform this Agreement if no such succession had occurred.

            7.6       Tax Withholding.  The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

            7.7       Applicable Law.  This Agreement and all rights hereunder shall be governed by the laws of the State of South Carolina, except to the extent preempted by the laws of the United States of America.

            7.8       Unfunded Arrangement.  The Executive and Beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement.  The benefits represent the mere promise by the Bank to pay the benefits.  Rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.  Any insurance on the Executive’s life is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

            7.9       Entire Agreement.  This Agreement constitutes the entire agreement between the Bank and the Executive concerning the subject matter.  No rights are granted to the Executive under this Agreement other than those specifically set forth.

            7.10     Severability.  If for any reason any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and each such other provision shall continue in full force and effect to the full extent consistent with law.  If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of the provision not held invalid, and the remainder of such provision together with all other provisions of this Agreement shall continue in full force and effect to the full extent consistent with law.

            7.11     Headings.  Caption headings and subheadings herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

            7.12     Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.  If to the Bank, notice shall be given to the board of directors, Southern First Bank, 100 Verdae Blvd.,

Greenville, South Carolina 29607, or to such other or additional person or persons as the Bank shall have designated to the Executive in writing.  If to the Executive, notice shall be given to the Executive at the Executive’s address appearing on the Bank’s records, or to such other or additional person or persons as the Executive shall have designated to the Bank in writing.

            7.13     Payment of Legal Fees.  The Bank is aware that after a Change in Control management of the Bank could cause or attempt to cause the Bank to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause the Bank to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny Executive the benefits intended under this Agreement.  In these circumstances, the purpose of this Agreement would be frustrated.  It is the intention of the Bank that the Executive not be required to incur the expenses associated with the enforcement of rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder.  It is the intention of the Bank that the Executive not be forced to negotiate settlement of rights under this Agreement under threat of incurring expenses.  Accordingly, if after a Change in Control occurs it appears to the Executive that (x) the Bank has failed to comply with any of its obligations under this Agreement, or (y) the Bank or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Executive the benefits intended to be provided to the Executive hereunder, the Bank irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the expense of the Bank as provided in this section 7.13, to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Bank or any director, officer, stockholder, or other person affiliated with the Bank, in any jurisdiction.  Notwithstanding any existing or previous attorney-client relationship between the Bank and any counsel chosen by the Executive under this section 7.13, the Bank irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and the Bank and the Executive agree that a confidential relationship shall exist between the Executive and that counsel.  The fees and expenses of counsel selected from time to time by the Executive as provided in this section shall be paid or reimbursed to the Executive by the Bank on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with such counsel’s customary practices, up to a maximum aggregate amount of Five Hundred Thousand & No/100 ($500,000) Dollars, whether suit be brought or not, and whether or not incurred in trial, bankruptcy, or appellate proceedings.  The Bank’s obligation to pay the Executive’s legal fees provided by this section 7.13 operates separately from and in addition to any legal fee reimbursement obligation the Bank may have with the Executive under any separate employment, severance, or other agreement between the Executive and the Bank.  Anything in this section 7.13 to the contrary notwithstanding however, the Bank shall not be required to pay or reimburse the Executive’s legal expenses if doing so would violate section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Corporation [12 CFR 359.3].

            7.14     Internal Revenue Code Section 280G.  If as the result of a Change in Control the Executive becomes entitled to acceleration of benefits under this Agreement or under any other plan or agreement of or with the Bank or its affiliates (together, the “Total Benefits”), and if any of the Total Benefits will be subject to the Excise Tax as set forth in sections 280G and 4999 of the Internal Revenue Code of 1986 (the “Excise Tax”), the Bank shall reduce any payment pursuant to this Agreement to the least extent necessary so that no portion of the payment shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit received by the Executive as a result of such reduction will exceed the net after-tax benefit that would have been received by the Executive if no such reduction were made.  If, however, such payment is not reduced as described above, then such payment hereunder shall be paid in full to the Executive and the Executive shall be responsible for payment of any Excise Taxes relating to the payment.

            7.15     Termination or Modification of Agreement Because of Changes in Law, Rules or Regulations.  The Bank is entering into this Agreement on the assumption that certain existing tax laws, rules, and regulations will continue in effect in their current form.  If that assumption materially changes and the change has a material detrimental effect on this Agreement, then the Bank reserves the right to terminate or modify this Agreement accordingly, subject to the written consent of the Executive, which shall not be unreasonably withheld.  This section 7.15 shall become null and void effective immediately upon a Change in Control.

Article 8

Administration of Agreement

            8.1       Plan Administrator Duties.  This Agreement shall be administered by a Plan Administrator consisting of the Bank’s board of directors or such committee or person(s) as the board shall appoint.  The Executive may be a member of the Plan Administrator.  The Plan Administrator shall also have the discretion and authority to (x) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement and (y) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with the Agreement.

            8.2       Agents.  In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank.

            8.3       Binding Effect of Decisions.  The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.  No Executive or Beneficiary shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted assumptions.

            8.4       Indemnity of Plan Administrator.  The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

            8.5       Bank Information.  To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation from Service of the Executive and such other pertinent information as the Plan Administrator may reasonably require.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

In Witness Whereof, the Executive and a duly authorized officer of the Bank have executed this Salary Continuation Agreement this 30th day of September, 2013, to be effective as of the date first written above.

Executive:                                                                                                                                            Bank:

                                                                                                                                                             Southern First Bank

     /s/Michael D. Dowling                                                                                                                   By:       /s/R. Arthur Seaver, Jr.

Michael D. Dowling                                                                                                                                        R. Arthur Seaver, Jr.

                                                                                                                                                            Its:       Chief Executive Officer

                                                                                                                                                            And By: /s/James B. Orders, III

                                                                                                                                                                        James B. Orders III

                                                                                                                                                            Its:       Chairman of the Board

Beneficiary Designation

Southern First Bank

Salary Continuation Agreement

            I, Michael D. Dowling, designate the following as beneficiary of any death benefits under this Salary Continuation Agreement –

            Primary:

                                                                                                                                                           .

            Contingent:

                                                                                                                                                           .

            Note:  To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

            I understand that I may change these beneficiary designations by filing a new written designation with the Bank.  I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

                                                                                    Signature:

                                                                                                              Michael D. Dowling

                                                                                    Date:                                                           , 2013

            Accepted by the Bank this              day of                                            , 2013.

                                                                                                                By:

                                                                                                                Print Name:

                                                                                                                Title:

Schedule A

Southern First Bank

Salary Continuation Agreement

Michael D. Dowling

SCHEDULE A ASSUMPTIONS:

1.    Please Note:  The Schedule A calculations below are for illustrative and informational purposes only and are subject to change due to changes in the assumptions from time to time, such as changes in the assumed discount rate, variations between the assumed timing of certain payments and the eventual actual timing of such payments, and other factors.  The below calculations assume a Four and One-Quarter percent (4.25%) discount rate and an August 1, 2013 SERP Effective Date.  If there is a contradiction between the terms of the Agreement and this Schedule A concerning the actual amount of a particular benefit amount due to the Executive, then the actual amount of the benefit set forth in the Agreement shall control.  If the Plan Administrator changes the discount rate employed for purposes of calculating the Accrual Balance, the Plan Administrator shall prepare or cause to be prepared a revised Schedule A for the Executive, which shall supersede and replace any and all Schedules A previously prepared under or attached to this Agreement.

2.    The Schedule A calculations below assume a benefit payable for the Executive’s lifetime after age sixty-five (65), with a minimum benefit for a fifteen (15) – year term certain period.

3.    The change-in-control benefit for the Executive is his normal retirement age Accrual Balance, without any additional discount for the time value of money.

4.    The Schedule A calculations assume that payment of the early termination and disability benefits begins immediately after the Executive attains age sixty-five (65).  The possible six (6) – month delay because of Internal Revenue Code section 409A is ignored for calculation purposes.

5.    The early termination and disability benefits are actually based on the Executive’s Accrual Balance existing at the end of the month immediately before early termination occurs or immediately before the month in which termination because of disability occurs, compounding this Accrual Balance forward to the Executive’s Normal Retirement Age taking into account interest at the discount rate or rates established by the Plan Administrator, and amortizing this resulting amount over the Executive’s lifetime for a fifteen (15) – year term certain period beginning with the Executive’s Normal Retirement Age.  For clarity, Schedule A shows early termination and disability benefits based on the Executive’s end-of-year Accrual Balances.  For example, Executive's $81,552 early termination and disability benefit at age 54 is based on his December 31, 2025 Accrual Balance, as compounded and amortized as discussed above.

Schedule A

Southern First Bank

Salary Continuation Agreement

SCHEDULE A ASSUMPTIONS (continued):

        Accordingly, the $81,552 early termination and disability benefit assumes his termination occurs in January 2026.

6.    The Schedule A calculations assume that the Executive is not entitled to an early termination benefit unless the Executive remains in the active employment of Southern First Bank until at least March 17, 2016.